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                                                                    EXHIBIT 4.17


                       8.5% CONVERTIBLE SUBORDINATED NOTE
                             MODIFICATION AGREEMENT

         This 8.5% CONVERTIBLE SUBORDINATED NOTE MODIFICATION AGREEMENT, dated December 30, 1998 (the "Modification Agreement"), is entered into by and between Sodexho Alliance, S.A., a French societe anonyme and successor in interest to Sodexho S.A., a French societe anonyme (the "Purchaser"), and Corrections Corporation of America, a Tennessee corporation and successor in interest to a Delaware corporation of the same name (the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, the Corporation and the Purchaser are parties to that certain Securities Purchase Agreement, dated as of June 23, 1994, as amended on July 11, 1995, December 31, 1996 and December 31, 1997 (the Securities Purchase Agreement, as amended, known as the "Securities Purchase Agreement"), pursuant to which, among other things, the Corporation offered and sold to Purchaser its 8.5% Convertible Subordinated Note in the aggregate principal amount of $7,000,000, which Note, pursuant to Amendment No. 2 to the 1994 Securities Purchase Agreement and Note and Warrant Modification Agreement, dated as of December 31, 1996, was subsequently canceled and replaced by an 8.5% Convertible Subordinated Note (the original canceled 8.5% Convertible Subordinated Note and the subsequent 8.5% Convertible Subordinated Note known, collectively, as the "8.5% Note");

         WHEREAS, the Corporation and CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"), have entered into an Amended and Restated Agreement and Plan of Merger, dated September 29, 1998 (the "Merger Agreement"), pursuant to which: (i) CCA will merge with and into Prison Realty Corporation, a Maryland corporation ("New Prison Realty"), with New Prison Realty as the surviving entity (the "CCA Merger"); and (ii) Prison Realty will merge with and into New Prison Realty, with New Prison Realty as the surviving entity (the "Prison Realty Merger") (collectively, the "Merger");

         WHEREAS, in connection with the Merger and in order that New Prison Realty will qualify and operate as a real estate investment trust for federal income tax purposes under all applicable laws, rules and regulations after completion of the Merger, immediately prior to completion of the Merger, CCA will, among other things, (i) sell all of the issued and outstanding capital stock of certain of its wholly-owned corporate subsidiaries to Correctional Management Services Corporation, a Tennessee corporation ("CMSC"), and (ii) sell, transfer, assign and convey all right, title and interest in and to certain contracts with government entities relating to the management and operation of correctional and detention facilities by CCA, together with certain accounts receivable and accounts payable related thereto and certain other net assets used in connection therewith, to CMSC;

         WHEREAS, Purchaser, together with Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series ("Baron"), has entered into a Stock Purchase Agreement, dated as of even date herewith (the "Stock Purchase Agreement"), with CMSC, pursuant to which each of



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Purchaser and Baron has agreed to purchase one million seven hundred forty-nine thousand five hundred thirty-two (1,749,532) shares of common stock, $0.01 par value per share, of CMSC in accordance with the terms and conditions thereof; and

         WHEREAS, in connection with the Merger and the Stock Purchase Agreement, the Purchaser now desires, and the Corporation has agreed, to amend the 8.5% Note to provide that the ability of the Purchaser to effect the conversion of the 8.5% Note is conditioned upon completion of the Merger, but that, upon completion of the Merger, the 8.5% Note shall be convertible upon its original terms.

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and conditions set forth in this Modification Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Purchaser hereby agree as follows:

         1. Amendment of Section 1. Section 1 of the 8.5% Note is hereby amended by inserting the following:

         "Merger" means, collectively, the mergers of the Corporation and CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"), with and into Prison Realty Corporation, a Maryland corporation ("New Prison Realty"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 1998, by and among the Corporation, Prison Realty and New Prison Realty.

         "New Prison Realty Ownership Limit" means, with respect to shares of New Prison Realty common stock, $0.01 par value per share (the "New Prison Realty Common Stock"), 9.8% of the outstanding shares of New Prison Realty Common Stock.

         2. Amendment of Section 2(a). The first sentence of Section 2(a) of the 8.5% Note is hereby amended by deleting such sentence from the 8.5% Note in its entirety, and by substituting in lieu thereof the following:

         Subject to and upon compliance with the provisions of this Note, the Holder is entitled, at its option, at any time on or before the close of business on November 7, 1999, or in case this Note or a portion thereof is called for conversion by the Corporation, or the Holder requests prepaying in accordance with the terms hereof, then in respect of this Note or such portion thereof until and including, but not after, the close of business on the third Business Day prior to the Mandatory Prepayment Date, to convert this Note into fully paid and nonassessable shares of Common Stock; provided, however, that:
         (i) the Corporation shall not be entitled to call all or any portion of this Note and the Holder shall not be entitled to convert all or a portion of this Note into fully paid and nonassessable shares of Common Stock unless and until the Merger is consummated; and (ii) the Holder shall not be entitled to convert

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         all or a portion of this Note into fully paid and
         nonassessable shares of New Prison Realty Common Stock if New Prison Realty if such conversion would result in the Holder beneficially (through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B) of the Code) or constructively (through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) owning, directly or indirectly, shares of New Prison Realty Common Stock in excess of the New Prison Realty Ownership Limit.

         3. Amendment of Section 9(a). The first sentence of Section 9(a) of the 8.5% Note is hereby amended by deleting such sentence from the 8.5% Note in its entirety, and by substituting in lieu thereof the following:

         At such time as the Closing Price of the Common Stock has equaled or exceeded one hundred sixty percent (160%) of the Conversion Price (as it may from time to time be adjusted) for ten (10) trading days out of twenty (20) consecutive trading day period, the Corporation may require the Holder to convert all or a portion of the principal amount of this Note into shares of Common Stock; provided, however, that: (i) the Corporation shall not be entitled to call all or any portion of this Note and the Holder shall not be entitled to convert all or a portion of this Note into fully paid and nonassessable shares of Common Stock unless and until the Merger is consummated; and (ii) the Holder shall not be entitled to convert all or a portion of this Note into fully paid and nonassessable shares of New Prison Realty Common Stock if such conversion would result in the Holder beneficially (through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B) of the Code) or constructively (through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) owning, directly or indirectly, shares of New Prison Realty Common Stock in excess of the New Prison Realty Ownership Limit.

         4. Amendment of Other Documents. All other provisions contained in the 8.5% Note, the Securities Purchase Agreement, any exhibits or attachments thereto, and any documents or instruments referred to therein, shall be hereby amended, where appropriate and the context permits, to reflect the amendments contained in Sections 1, 2 and 3 above.

         5. Effectiveness of this Modification Agreement. This Modification Agreement shall become effective immediately upon the effectiveness of the CCA Merger.

         6. Corporate Power and Authorization. The Corporation hereby warrants and represents to Purchaser that: (i) it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Modification Agreement; (ii) the execution and delivery by the Corporation of this Modification Agreement and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action on the part of


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the Corporation and (b) do not and will not require any authorization, consent, approval or license from or any registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (iii) this Modification Agreement has been duly and validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms.

         7.   Miscellaneous.

         7.1. Amendment to Securities Purchase Agreement. The Securities Purchase Agreement is hereby, and shall henceforth be deemed to be, amended, modified and supplemented in accordance with the provisions hereof, and the respective rights, duties and obligations under the Securities Purchase Agreement shall hereafter be determined, exercised and enforced under the Securities Purchase Agreement, as amended, subject in all respects to such amendments, modifications and supplements and all terms and conditions of this Modification Agreement. Initially capitalized terms used in this Modification Agreement shall have the meanings ascribed thereto in the Securities Purchase Agreement, as amended hereby, unless otherwise defined herein.

         7.2. Ratification of the Securities Purchase Agreement. Except as expressly set forth in this Modification Agreement, all agreements, covenants, undertakings, provisions, stipulations and promises contained in the Securities Purchase Agreement and the 8.5% Note are hereby ratified, re-adopted, approved and confirmed and remain in full force and effect.

         7.3. No Implied Waiver. The execution, delivery and performance of this Modification Agreement shall not, except as expressly provided herein, constitute a waiver or modification of any provision of, or operate as a waiver of any right, power or remedy of the Purchaser under, the Securities Purchase Agreement or prejudice any right or remedy that the Purchaser may have or may have in the future under or in connection with the Securities Purchase Agreement or any instrument or agreement referred to therein. The Corporation acknowledges and agrees that the representations and warranties of the Corporation contained in the Securities Purchase Agreement and in this Modification Agreement shall survive the execution and delivery of this Modification Agreement and the effectiveness hereof.

         7.4. Governing Law. The parties hereby expressly agree that this Modification Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The English language version of all documents relating to the transactions contemplated hereby will govern.

         7.5. Counterparts; Facsimile Execution. This Modification Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this


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         Modification Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of this Modification Agreement by facsimile shall also deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Modification Agreement.

         7.6. Successors and Assigns. This Modification Agreement, and all covenants contained herein, shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.




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         IN WITNESS WHEREOF, the undersigned have caused this Modification
Agreement to be executed by their duly authorized officers as of the date first written above.


                                  PURCHASER:

                                  SODEXHO ALLIANCE, S.A.

                                  By:  /s/ Jean-Pierre Cuny
                                       -----------------------------------------

                                  Its: Senior Vice President
                                       -----------------------------------------


                                  CORPORATION:

                                  CORRECTIONS CORPORATION OF AMERICA

                                  By:  /s/ Darrell K. Massengale
                                       -----------------------------------------

                                  Its: Chief Financial Officer and Secretary
                                       -----------------------------------------